Exhibit 99.2

Subject: Concurrent Enters Definitive Agreement To Sell Content Delivery & Storage Business to Vecima Networks

Concurrent Team,

I am pleased to announce that Concurrent has entered into a definitive agreement to sell our Content Delivery & Storage business to Vecima Networks.  The proposed deal was announced this morning and you can find the news releases here:

http://www.nasdaq.com/press-release/concurrent-enters-definitive-agreement-to-sell-content-delivery--storage-business-to-vecima-20171016-00465

https://finance.yahoo.com/news/vecima-acquire-video-content-delivery-120000910.html

This news is exciting as it brings two great companies together: Vecima Networks, focused on building industry leading Broadband Access Platforms & Concurrent, focused on delivering scalable Content Delivery and Storage Solutions.  With Global IP traffic expected to triple over the next five years and Video becoming at least 80% of the bandwidth consumed, bringing together an end to end solution was an important evolution for both of our companies.  Ensuring video traffic, either on our customer’s private networks, or OTT, is stored, protected, transformed, and delivered continues to be our mission.

Vecima plans to continue operating the business under the Concurrent brand.  While it will retain an independent operating model, Vecima expects to leverage the complementary nature of the two companies’ product lines to provide immediate benefits to customers, address large commercial opportunities and to build a stronger, global player in our markets.

The transaction is subject to customary closing conditions and closing is expected to occur in a few months.  In the meantime, there are no planned changes to the business.  We are continuing to maintain our investments in our products and services to ensure we deliver on every commitment.

We will be having a Town Hall today in Duluth at 1 PM where we will speak more about the combination and provide an opportunity for you to ask questions.

https://global.gotomeeting.com/join/440388557

United States (Toll Free): 1 877 309 2070

United States: +1 (786) 535-3119

Access Code: 440-388-557 #

I appreciate everything you do to support Concurrent and our customers.

Thank You!

Derek

Derek Elder

President & CEO

o:   678.258.4100

m:  609.922.1788

f:    678.258.4301

e:   derek.elder@concurrent.com

NASDAQ: CCUR

4375 River Green Parkway, Ste 100, Duluth, GA 30096

Important Additional Information and Where to Find It

In connection with the proposed transaction, Concurrent will file with the SEC and mail or otherwise provide to its stockholders a proxy statement regarding the proposed transaction. BEFORE MAKING ANY VOTING DECISION, CONCURRENT’S STOCKHOLDERS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE THEREIN BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION.  Investors and security holders may obtain a free copy of the proxy statement and other documents that Concurrent files with the SEC (when available) from the SEC’s website at www.sec.gov and Concurrent’s website at http://www.concurrent.com/about/investors/sec-filings/. In addition, the proxy statement and other documents filed by Concurrent with the SEC (when available) may be obtained from Concurrent free of charge by directing a written request to Corporate Secretary, Concurrent Computer Corporation, 4375 River Green Parkway, Suite 100, Duluth, Georgia 30096, Phone: (678) 258-4000.

Media Relations:

Sandra Dover

(678) 258-4112

Sandra.dover@concurrent.com

Investor Relations:

Doug Sherk

(415) 652-9100

dsherk@evcgroup.com

Certain Participants in the Solicitation

Derek Elder, director and Chief Executive Officer, Warren Sutherland, Chief Financial Officer, and certain other directors and officers of Concurrent, are or may be deemed participants in Concurrent’s solicitation.  Other than Mr. Elder, none of such participants owns in excess of 1% of Concurrent’s common stock.  Mr. Elder may be deemed to own approximately 2.3% of Concurrent’s common stock. Additional information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, will be included in the proxy statement and other relevant documents to be filed with the SEC in connection with the transaction. Information relating to the foregoing can also be found in Concurrent’s definitive proxy statement for its 2017 Annual Meeting of Stockholders (the “2017 Proxy Statement”), which was filed with the SEC on October 2, 2017. To the extent that holdings of Concurrent’s securities have changed since the amounts printed in the 2017 Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.  Additional information regarding the interests of such individuals in the proposed transaction will be included in the proxy statement relating to such transaction when it is filed with the SEC.  These documents may be obtained free of charge from the SEC’s website at www.sec.gov and Concurrent’s website at http://www.concurrent.com/about/investors/sec-filings/.